Exhibit 10.9

Execution Version

SHARE PURCHASE AGREEMENT

BETWEEN

EDWARD HELLARD

and-

SUNDIAL GROWERS INC.

July 17, 2019

TABLE OF CONTENTS

Article 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Certain Rules of Interpretation	4
1.3 Governing Law	4
1.4 Entire Agreement	4
1.5 Schedules and Exhibits	5
Article 2 PURCHASE AND SALE	5
2.1 Agreement of Purchase and Sale	5
2.2 Payment for Purchased Shares	5
Article 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER	6
3.1 Corporate Existence of Corporation	6
3.2 Capacity to Enter Agreement	6
3.3 No Violation	6
3.4 Binding Obligation	6
3.5 Title to Purchased Shares	7
3.6 Issued and Outstanding Shares	7
3.7 No Guarantee	7
3.8 Assets	7
3.9 Liabilities	7
3.10 Director Liability	7
3.11 Financial Statements	7
3.12 Share Capital	7
3.13 Litigation	8
3.14 Residence of Seller	8
3.15 Options	8
Article 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER	8
4.1 Corporate Existence of Buyer	8
4.2 Capacity to Enter Agreement	8
4.3 Binding Obligation	8
4.4 Absence of Conflict	9
4.5 Issued and Outstanding Shares	9
4.6 Residence of Buyer	9
Article 5 COVENANTS	9
5.1 Conduct of Business Before Closing – Positive Covenants	9
5.2 Conduct of Business Before Closing – Negative Covenants	9
5.3 Access for Investigation	10
5.4 Actions to Satisfy Closing Conditions	10
5.5 Election Under Subsection 85(1) of the ITA	10
5.6 Personal Information—Post-Closing	10
5.7 Income Tax Receivable	11
Article 6 CLOSING CONDITIONS	11
6.1 Conditions for the Benefit of the Buyer	11
6.2 Waiver or Termination by the Buyer	12
6.3 Conditions for the Benefit of the Seller	12
6.4 Waiver or Termination by the Seller	13
6.5 Conditions Precedent—No Action to Restrain	13
6.6 Final Advance	13
Article 7 SURVIVAL AND INDEMNIFICATION	14
7.1 Survival of Covenants and Representations and Warranties	14
7.2 Survival Following Termination	14

7.3 Mutual Indemnifications for Breaches of Warranty, etc.	14
7.4 Limitation on Mutual Indemnification	14
7.5 Additional Seller’s Indemnity	15
7.6 Additional Buyer’s Indemnity	15
7.7 Notice of Claim	15
7.8 Time Limits for Notice	15
7.9 Remoteness and Mitigation	16
7.10 Third Party Indemnification	16
Article 8 CLOSING ARRANGEMENTS	16
8.1 Closing	16
8.2 Closing Arrangements	16
Article 9 GENERAL	17
9.1 Time of Essence	17
9.2 Notices	17
9.3 Severability	18
9.4 Submission to Jurisdiction	18
9.5 Amendment and Waiver	19
9.6 Expenses	19
9.7 Further Assurances	19
9.8 No Assignment and Enurement	19
9.9 Payment and Currency	19
9.10 Counterparts and Electronic Delivery	19
9.11 Electronic Delivery	19
9.12 No Broker	20
9.13 No Contra Proferentem	20
9.14 Acknowledgement	20
9.15 Language	21

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of July 17, 2019

BETWEEN

EDWARD HELLARD, an individual resident in the City of Victoria, in the Province of British Columbia

(the “Seller”)

- and—

SUNDIAL GROWERS INC., a corporation existing under the laws of the Province of Alberta

(the “Buyer”)

CONTEXT:

The Seller is the owner of 100 Class A voting shares (the “Purchased Shares”) in the capital of 2082033 Alberta Ltd. (the “Corporation”).

The Seller wants to sell to the Buyer and the Buyer wants to purchase from the Seller the Purchased Shares.

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Agreement” means this agreement, including all Schedules and Exhibits, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

“Books and Records” means all books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, tax returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained in connection with the Corporation.

“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Alberta, and also excluding any day on which the principal chartered banks located in the City of Calgary are not open for business during normal banking hours.

“Buyer” is defined in the recital of the Parties above.

“Closing” means the completion of the sale to, and purchase by, the Buyer of the Purchased Shares pursuant to this Agreement.

“Closing Date” means the earlier of: (i) the closing date of the IPO; and (ii) at the election of the Seller, such other date prior to the Outside Date.

“Closing Time” means 10:00 a.m. (Calgary time) on the Closing Date or any other time on the Closing Date as may be agreed by the Parties.

“Common Shares” is defined in Section 2.2(a).

“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

“Corporation” is defined in the “Context” above.

“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

“Governmental Authority” means:

(a)

any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

(b)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

“Indemnified Party” means the Party or other indemnified Person entitled to make a claim for indemnification under any provision of Article 7.

“Indemnifying Party” means the Party providing indemnification under any provision of Article 7.

“Indemnity Claim” is defined in Section 7.7.

“Indemnity Notice” is defined in Section 7.7.

“IPO” means the initial public offering of the Buyer.

“ITA” means the Income Tax Act (Canada).

“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements, but excluding loss of profits (whether as direct or indirect damages) and punitive, exemplary, indirect, special and consequential damages.

“Material Adverse Effect” means a material adverse effect on the business or financial position, condition, assets or properties of the Corporation, the knowledge of which would persuade the applicable Party, acting reasonably, that the value of the Purchased Shares is lower than the consideration being paid for such Purchased Shares under this Agreement.

“Material Contract” means a contract that:

(a)	involves or may result in the payment of money or money’s worth by or to the Corporation in an amount in excess of $10,000;

(b)	has an unexpired term of more than 6 months (including renewals);

(c)	cannot be terminated by the Corporation without penalty upon less than 30 days’ notice; or

(d)	the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

“Outside Date” means September 30, 2019.

“Parties” means the Seller and the Buyer, collectively, and “Party” means any one of them.

“Permits” means the authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the intellectual property) issued or granted by any Governmental Authority to the Corporation.

“Person” will be broadly interpreted and includes:

(a)

a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

(b)

a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

(c)	a Governmental Authority.

“Personal Information” means information about an individual who can be identified by the Person who holds that information.

“Purchased Shares” is defined in the “Context” above.

“Royalty Agreement” means the amended and restated investment and royalty agreement dated August 16, 2018 between the Corporation and the Buyer.

“Secured Lenders” means the obligations owing to each of the following senior lenders of the Buyer: (a) ATB Financial; and (b) SAF Jackson II LP;

“Seller” is defined in the recital of the Parties above.

“Third Party Claim” is defined in Section 7.7.

“Warrants” is defined in Section 2.2(b).

1.2	Certain Rules of Interpretation

In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

Wherever in this Agreement reference is made to a calculation to be made in accordance with GAAP, the reference is to Canadian generally accepted accounting principles applicable to publicly accountable enterprises under private enterprises under Part II of the CPA Canada Handbook of the Chartered Professional Accountants of Canada, as amended at any time, applicable as at the date of this Agreement.

References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement, together with any other agreement or agreements and other documents to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in any of the other agreements and documents delivered under this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any of the other agreements and documents delivered under this Agreement.

1.5	Schedules and Exhibits

The following is a list of Exhibits:

Exhibit	Subject Matter
A	Form of Warrant Certificate
B	Financial Statements of the Corporation

ARTICLE 2

PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller will sell, and the Buyer will purchase, the Purchased Shares.

2.2	Payment for Purchased Shares

The Buyer will acquire the Purchased Shares on the Closing Date by delivering to the Seller the following:

(a)

a certificate in definitive form representing an aggregate of 2,300,000 common shares in the capital of the Buyer (the “Common Shares”) at a deemed price of $25.50 per share (the “Share Consideration”);

(b)

a certificate in the form attached hereto as Exhibit A representing an aggregate of 300,000 share purchase warrants of the Buyer (the “Warrants”). Each Warrant shall entitle the Seller to acquire one Common Share at a price of $25.50 for a period of three (3) years from the date of issue; and

(c)

payment in the amount of $9,500,000 (the “Cash Consideration”) to be paid on or before December 31, 2019 or on such earlier date as permitted by the Secured Lenders. In the event that this payment is not received by the Seller in whole or in part on December 31, 2019, the Buyer shall pay interest to the Seller at the rate of one (1.0%) percent per month on the amount outstanding until payment of the full $9,500,000, plus any applicable interest, is received by the Seller. This provision for payment of late interest shall not in any way diminish the obligation of the Buyer to make the $9,500,000 payment on or before December 31, 2019 or the Sellers right to enforce payment of same.

For greater certainty, the Seller acknowledges that the Buyer may undertake a 1.6:1 share split of its Common Shares (the “Share Split”) prior to the Closing Date. In the event that the Share Split is completed prior to the Closing Date, the Share Consideration shall be adjusted to 3,680,000 Common Shares at a deemed price of $15.94 per share and the Warrants shall be adjusted to 480.000 Warrants at an exercise price of $15.94 per share.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares, despite any investigation made by or on behalf of the Buyer, and that this reliance is a right that has been bargained for, and forms part of the consideration in the transactions contemplated by this Agreement.

3.1	Corporate Existence of Corporation

The Corporation is a corporation duly incorporated and validly existing under the laws of the Province of Alberta.

3.2	Capacity to Enter Agreement

The Seller has full power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement to sell, assign and transfer the Purchased Shares.

3.3	No Violation

The execution and delivery of, and the performance of its obligations under, this Agreement and the sale, assignment and transfer of the Purchased Shares, do not and will not as at the Closing Date:

(a)

violate or result in a breach or default of, require any consent under, be in conflict with, result in the loss or termination of or give a third party a right to terminate any agreement, or other instrument to which the Seller or the Corporation is a party or by which it is bound;

(b)	violate or conflict with any applicable law or the Corporation’s constating documents;

(c)	give rise to any rights of first refusal or other pre-emptive, preferential or similar rights to purchase any of the Purchased Shares; or

(d)

create or allow the creation of a pledge, lien, charge, mortgage, assignment by way of security, conditional sale, title retention arrangement or other security interest, an option to purchase, and any other adverse claim or encumbrance, whether similar or dissimilar to the foregoing upon any of the Purchased Shares.

3.4	Binding Obligation

This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.5	Title to Purchased Shares

The Seller is the legal and beneficial owner of the Purchased Shares and has good title to them, free and clear of any Encumbrance except for any restriction on transfer contained in the Articles of the Corporation and subject to the approval of the board of directors of the Corporation, has the absolute exclusive right to sell the Purchased Shares to the Buyer as contemplated by this Agreement.

3.6	Issued and Outstanding Shares

There are 100 Class A voting shares of the Corporation issued and outstanding and no other securities of any class or convertible into any class of shares of the Corporation are outstanding.

3.7	No Guarantee

The Corporation has not guaranteed, endorsed, assumed, indemnified or accepted any responsibility for, and does not and will not guarantee, endorse, assume, indemnify or accept any responsibility for, contingently or otherwise, any indebtedness or the performance of any obligation of any other Person.

3.8	Assets

Other than the Royalty Agreement and the balance of any income taxes recoverable by the Corporation as at the Closing Date (the “Income Tax Receivable”), each of which the Corporation has all rights, title and interest in, free and clear of any Encumbrances, the Corporation will have no other assets on the Closing Date.

3.9	Liabilities

The Corporation has not incurred any liabilities of any nature, whether accrued, contingent or otherwise, whether or not such liabilities would be required to be reflected on a balance sheet of the Corporation and has not been a party to any off-balance sheet arrangements other than an amount payable to the Seller which shall not exceed the amount of the Income Tax Receivable as described in Section 3.8 above.

3.10	Director Liability

Neither the Seller nor any affiliate, officer, director or employee of the Corporation is now indebted or under obligation to the Corporation on any account.

3.11	Financial Statements

The Corporation’s unaudited annual financial statements for the period from incorporation to September 30, 2018 and attached hereto as Exhibit B reflect all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation to the date thereof.

3.12	Share Capital

The authorized capital of the Corporation consists of an unlimited number of Class A voting shares, Class B voting shares ,Class C voting shares, Class D non-voting shares, Class E non-voting shares, Class F non-voting shares, Class G non-voting fixed preference shares, Class H non-voting fixed preference shares, Class I non-voting fixed preference shares, Class J voting fixed preference shares, Class K voting fixed preference shares, Class L voting fixed preference shares, Class M non-voting floating preference shares, Class N non-voting floating preference shares, Class O non-voting floating preference shares, Class P fixed preference voting shares, Class Q fixed preference voting shares, and all of the issued and outstanding securities have been duly issued in compliance with all applicable securities laws and are fully paid and non-assessable and no person, firm or corporation has any agreement or option, or right or privilege, whether pre-emptive or contractual, capable of becoming an agreement, including convertible securities, for the purchase, subscription or issuance of any unissued common shares or other securities of the Corporation.

3.13	Litigation

There is no action, proceeding or investigation pending or threatened against the Corporation before or by any federal, provincial, state, municipal, county or other governmental department, commission, board or agency, domestic or foreign, which may question the validity of any action taken or to be taken by the Corporation pursuant to or in connection with this Agreement

3.14	Residence of Seller

The Seller is not a non-resident of Canada for purposes of the ITA.

3.15	Options

No Person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase from the Seller of any of the Purchased Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon these representations and warranties in connection with the sale of the Purchased Shares, despite any investigation made by or on behalf of the Seller.

4.1	Corporate Existence of Buyer

The Buyer is a corporation duly incorporated and validly existing under the laws of the Province of Alberta.

4.2	Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

4.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the Articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party.

4.5	Issued and Outstanding Shares

As of the May 28, 2019, there are 47,346,660 Common Shares issued and outstanding.

4.6	Residence of Buyer

The Buyer is not a non-resident of Canada for purposes of the ITA.

ARTICLE 5

COVENANTS

5.1	Conduct of Business Before Closing – Positive Covenants

During the period beginning on the date of this Agreement and ending on the Closing Date, the Seller will cause the Corporation:

(a)	to conduct the business diligently and prudently consistent with past practices;

(b)	to comply in all material respects with all laws applicable to the Corporation;

(c)	to apply for, maintain in good standing and renew all Permits, if any;

5.2	Conduct of Business Before Closing – Negative Covenants

During the period beginning on the date of this Agreement and ending on the Closing Date, the Seller will not permit the Corporation, without the prior written consent of the Buyer, to:

(a)

issue or sell, or enter into any agreement or arrangement for the issuance and sale of, any equity securities or any securities or debt convertible into equity securities in the capital of the Corporation;

(b)	incur, assume or otherwise become liable for any debts or charges to any director, officer, shareholder, employee or consultant of the Corporation or other non-arm’s length parties;

(c)	increase existing indebtedness or commit to incur any new indebtedness for borrowed money or otherwise increase long-term debt;

(d)	declare dividends in excess of (i) $150,000 or (ii) the amount of the refundable dividend tax on hand and the remaining bank cash balances, whichever is less;

(e)	merge into or consolidate with any other person or acquire all or substantially all of the business or assets of any other person;

(f)	make any changes in its constating documents or bylaws; or

(g)	make any further advances under the Royalty Agreement, except as outlined in Section 6.6.

5.3	Access for Investigation

(1)    The Seller will, and will cause the Corporation to, permit the Buyer through its authorized representatives, until the Closing Date, to have reasonable access during normal business hours to all the Books and Records of the Corporation and to the properties and assets of the Corporation. The Seller will also furnish to the Buyer any financial and operating data and other information with respect to the Corporation as the Buyer reasonably requests from time to time until the Closing Date. The Buyer will be provided ample opportunity to make a full investigation of all aspects of the financial affairs of the Corporation until the Closing Date.

(2)    The collection, use and disclosure of Personal Information by any of the Parties before the Closing is restricted to those purposes that relate to the transactions contemplated by this Agreement.

5.4	Actions to Satisfy Closing Conditions

Each Party will take or cause to be taken all actions that are within its power to control, and will make all commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 6 that are for the benefit of the other Party.

5.5	Election Under Subsection 85(1) of the ITA

The Buyer will, at the request of the Seller, jointly elect with the Seller under subsection 85(1) of the ITA with respect to the sale of the Purchased Shares. Such election will be prepared by the Seller and filed by the Seller and the Buyer in the form and manner and within the time prescribed by the ITA and the regulations thereunder. The agreed amount for the purposes of paragraph 85(1)(a) of the ITA in respect of the Purchased Shares will be an amount equal to the greater of the cost amount of the property and the non-share consideration to be paid by Buyer.

5.6	Personal Information—Post-Closing

The Buyer covenants that following the Closing it will:

(1)    use and disclose the Personal Information under its control at the time of the Closing solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed; and

(2)    neither use nor disclose any of that Personal Information for any purpose for which its use and disclosure was not permitted before the Closing for any purpose that does not relate directly to its Business; and

(3)    protect that Personal Information by security safeguards appropriate to the sensitivity of the information; and

(4)    notify the employees, customers, directors, officers and shareholders whose Personal Information is disclosed that the transactions contemplated by this Agreement have taken place; and

(5)    give effect to any withdrawal of consent made in accordance with clause 4.3.8 of Schedule 1 to the Personal Information Protection and Electronic Documents Act (Canada).

5.7	Income Tax Receivable

The Buyer covenants that upon receipt of the Income Tax Receivable from the Canada Revenue Agency, it shall promptly deliver the Income Tax Receivable to the Seller in immediately available funds at the address of the Seller set out herein.

ARTICLE 6

CLOSING CONDITIONS

6.1	Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time on the Closing Date:

(1)    Representations, Warranties and Covenants. The representations and warranties of the Seller made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time, and for certainty, any representations and warranties made as at a date before the Closing Time will be deemed to be made as at the Closing Time. The Seller will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. The completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Seller contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or, if Article 7 does not apply, the terms of the agreement or document in which they are made.

(2)    Completion of Investigations. In respect of the Closing, the investigations contemplated in Section 5.3 will have been completed and the Buyer will be satisfied with the results of those investigations, including the accuracy of the matters represented and warranted in Article 3. Provided that if no notice to the contrary is sent by the Buyer to the Seller in writing, this condition shall be deemed to have been satisfied at 4:30pm on July 31, 2019.

(3)    Consents. All filings, notifications and consents with, to or from Governmental Authorities and third parties, including the parties to the Material Contracts and the lessors of the real properties leased by the Corporation, if any, will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of any obligation under, any licence, Permit, lease of real property or Material Contract.

(4)    Closing Date. The Closing Date shall have occurred prior to the Outside Date.

(5)    Deliveries. The Seller will have delivered to the Buyer the following in form and substance satisfactory to the Buyer on or before the Closing Date:

(a)	share certificates representing the Purchased Shares duly endorsed for transfer or accompanied by an irrevocable stock transfer power in favour of the Buyer duly executed by the Seller;

(b)	the consents referred to in Section 6.1(3);

(c)	executed resolution of the Corporation approving the appointment of Buyer’s nominee as directors of the Corporation;

(d)	duly executed resignation and releases of all of the directors and officers of the Corporation, such resignations to be effective as of the Closing Date;

(e)

certified resolution of the board of directors of the Corporation authorizing the sale and transfer of the Purchased Shares to the Buyer and the issuance of a new share certificate in the name of the Buyer for the Purchased Shares; and

(f)

all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Corporation required to effectively carry out the obligations of the Seller pursuant to this Agreement.

6.2	Waiver or Termination by the Buyer

The conditions contained in Section 6.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Seller. In that event the Buyer and the Seller will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.3	Conditions for the Benefit of the Seller

The obligation of the Seller to complete the sale of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time on the Closing Date:

(1)    Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer will have complied with all covenants and agreements agreed to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time, and for certainty, any representations and warranties made as at a date before the Closing Time will be deemed to be made as at the Closing Time. The completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or, if Article 7 does not apply, the terms of the agreement or document in which they are made.

(2)    Closing Date. The Closing Date shall have occurred prior to the Outside Date.

(3)    Deliveries. The Buyer will have delivered to the Seller the following in form and substance satisfactory to the Seller:

(a)	the documents set out in Section 2.2; and

(b)

all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

6.4	Waiver or Termination by the Seller

The conditions contained in Section 6.3 are inserted for the exclusive benefit of the Seller and may be waived in whole or in part by the Seller at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.3 are not fulfilled or complied with by the time as required under this Agreement, the Seller may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Buyer. In that event the Seller and the Buyer will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.5	Conditions Precedent—No Action to Restrain

The purchase and sale of the Purchased Shares is subject to the conditions that no order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person to restrain or prohibit the completion of the transactions contemplated in this Agreement, including the sale and purchase of the Purchased Shares.

These conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement. If they have not been fulfilled at or before the Closing Time, this Agreement will be terminated and the Parties will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.6	Final Advance

At least three (3) days prior to the Closing Date, the Corporation shall complete the advance of the remaining Equity Sum (as defined in the Royalty Agreement) in the amount of $57,943.26 not previously advanced to the Buyer pursuant to the provisions of the Royalty Agreement (the “Remaining Equity Funds”). In connection with the advancement of the Remaining Equity Funds, the Buyer shall cause the release from escrow of the remaining 31,852 Common Shares to the Seller which shall be issued in the name of the Seller pursuant to the terms of the Royalty Agreement. The Remaining Equity Funds shall be used to pay the outstanding fees and invoices of the Corporation incurred in connection with the preparation, amendments and administration of the Royalty Agreement and the balance thereof, if any, being used to pay the fees, costs and disbursements incurred by the Corporation in connection with the preparation, execution and completion of this Agreement.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1	Survival of Covenants and Representations and Warranties

All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 7, will survive the Closing for a period of two (2) years after the Closing Date.

7.2	Survival Following Termination

If this Agreement is terminated at or before the Closing Time on the Closing Date pursuant to Sections 6.2, 6.4 or 6.5, the provisions of this Article 7 will survive and apply to any claim that is made with respect to any of those provisions, or under the indemnities set out in Sections 7.5 and 7.6.

7.3	Mutual Indemnifications for Breaches of Warranty, etc.

Subject to the remaining provisions of this Article 7, each Party agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, it will indemnify and hold harmless the other Party and each director, officer or employee of the other Party, as applicable, from and against the full amount of any Loss that each may suffer as a result of that failure. Each Party also agrees to indemnify and hold harmless the other Party and each director, officer or employee of the other Party, as applicable, from and against the full amount of any Loss that each may suffer as a result of a Third Party Claim, even if that Third Party Claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

7.4	Limitation on Mutual Indemnification

The indemnification obligations of:

(1)    the Seller pursuant to Section 7.3 is limited, in the aggregate, to the aggregate value of the Share Consideration and the Cash Consideration, in the case of the Seller’s breach of any of its representations and warranties contained in Article 3 or in any other agreement or document delivered pursuant to this Agreement, and any of its covenants contained in Article 5; and

(2)    the Buyer pursuant to Section 7.3 are limited, in the aggregate, to the aggregate value of the Share Consideration and the Cash Consideration, in the case of the Buyer’s breach of any of its representations and warranties contained in Article 4 or in any other agreement or document delivered pursuant to this Agreement, and any of its covenants contained in Article 5.

For certainty, nothing in Sections 7.4(1)or 7.4(2) will apply to limit the amount of damages that can be recovered under any claim with respect to a breach of the mutual covenants contained in this Agreement.

7.5	Additional Seller’s Indemnity

The Seller will indemnify and hold harmless the Buyer and each director, officer or employee of the Buyer from and against any Loss up to, in the aggregate, the aggregate value of the Share Consideration and the Cash Consideration, that each may suffer resulting from the termination of this Agreement under the terms of Section 6.2, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Seller.

7.6	Additional Buyer’s Indemnity

The Buyer will indemnify and hold harmless the Seller and each director, officer or employee of the Seller from and against any Loss up to, in the aggregate, the aggregate value of the Share Consideration and the Cash Consideration, that each may suffer resulting from the termination of this Agreement under the terms of Section 6.4, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Buyer.

7.7	Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (an “Indemnity Notice”) of its claim or potential claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. Subject to Section 7.8, no Indemnity Claim may be made under Sections 7.3, 7.5 or 7.6, unless an Indemnity Notice of that Indemnity Claim is delivered to the Indemnifying Party within 12 months after the Closing Date. An Indemnity Notice must specify whether the Indemnity Claim arises as the result of a claim made against an Indemnified Party by a Person who is not a Party (a “Third Party Claim”) or as a result of a Loss that was suffered directly by an Indemnified Party, and must also specify with reasonable particularity (to the extent that the information is available):

(1)    the factual basis for the Indemnity Claim; and

(2)    the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive an Indemnity Notice of an Indemnity Claim in time to effectively contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give an Indemnity Notice on a timely basis.

7.8	Time Limits for Notice

(1)    An Indemnity Notice of a Third Party Claim may be delivered to the Indemnifying Party in accordance with Section 7.7 at any time that the Third Party Claim arises.

(2)    An Indemnity Notice of an Indemnity Claim may be delivered to the Indemnifying Party in accordance with Section 7.7 at any time with respect to a breach of any of the Indemnifying Party’s covenants or representations and warranties, if that breach is attributable to neglect, carelessness or wilful default, intentional misrepresentation, or fraud. If the breach is attributable to wilful default, intentional misrepresentation, or fraud, none of the monetary limits imposed by Section 7.4 will apply.

7.9	Remoteness and Mitigation

The quantum of Losses that can be recovered by an Indemnified Party under this Article 7 will not be affected by the application of principles of remoteness of damages, or the duty to mitigate.

7.10	Third Party Indemnification

To ensure that the indemnities provided by each of the Seller and the Buyer to the other’s directors, officers and employees are enforceable, it is agreed by the Parties that each of the Seller and Buyer is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those directors, officers and employees under this Article 7. Each of the Seller and the Buyer agrees that it will hold any right to indemnification that any director, officer or employee of it is intended to have under this Article in trust for that director, officer or employee, and that funds received by the Seller or Buyer in respect of any claims under this Article by any director, officer or employee of it will be held in trust for that director, officer or employee.

ARTICLE 8

CLOSING ARRANGEMENTS

8.1	Closing

Subject to the earlier termination of this Agreement under Sections 6.2, 6.4 or 6.5, the Closing will take place at the Closing Time on the Closing Date by means of:

(1)    an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in pdf or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the originals or copies of the originals, or;

(2)    a physical closing at the offices of Miller Thomson LLP, located at Suite 3000, 700—9 Avenue SW, Calgary, Alberta, or at any other place that is agreed to in writing by the Parties.

8.2	Closing Arrangements

(1)    At the Closing Time on the Closing Date each Party will make the deliveries required of it under Article 6, following which the Buyer will make the deliveries in accordance with the provisions of Section 2.2 and the transfer of the Purchased Shares into the name of the Buyer and/or its nominees will be duly and validly recorded on the books of the Corporation.

(2)    That the Parties agree to work together to complete all necessary filings and documents to implement the terms of this Agreement and in particular, the Seller will prepare the corporate income returns for the taxation year ending immediately prior to Closing and allowing the Seller to review same prior to filling with the Canada Revenue Agency.

ARTICLE 9

GENERAL

9.1	Time of Essence

Time is of the essence in all respects of this Agreement.

9.2	Notices

Any Communication must be in writing and either:

(1)    delivered personally or by courier;

(2)    sent by prepaid registered mail; or

(3)    transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Seller at:

Edward Hellard

[***]

Tel No.:	[***]
E-mail:	[***]

with a copy to:

Miller Thomson LLP

Suite 3000, 700 – 9 Avenue SW,

Calgary, Alberta T2P 3V4

Attention:	[***]
Tel No.:	[***]
Facsimile No.:	[***]
E-mail:	[***]

to the Buyer at:

Sundial Growers Inc.

Site 4 Box 17 RR1

Airdrie, Alberta T4B 2A3

Attention:	[***]
Tel No.:	[***]
E-mail:	[***]

with a copy to:

McCarthy Tetrault LLP

4000, 421 – 7 Avenue SW

Calgary, Alberta T2P 4K9

Attention:	[***]
Tel No.:	[***]
Facsimile No.:	[***]
E-mail:	[***]

or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 9.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 4:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

9.3	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

(1)    the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

(2)    the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

9.4	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by applicable law, each of the Parties:

(1)    irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

(2)    irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 9.4, of the substantive merits of any suit, action or proceeding;

(3)    to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

9.5	Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

9.6	Expenses

Each Party shall be responsible for its own expenses incurred in connection with the transaction contemplated hereunder.

9.7	Further Assurances

Each Party will, at the requesting Party’s cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 9.7, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities or stock exchanges having jurisdiction over the Buyer’s affairs, or as may be required at any time under applicable securities laws.

9.8	No Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives and successors.

9.9	Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to Canadian currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in Canadian currency.

9.10	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

9.11	Electronic Delivery

Delivery of this Agreement by facsimile, e-mail or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

9.12	No Broker

Each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid claim against the Buyer for a brokerage commission, finder’s fee or other similar payment.

9.13	No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, no rule of interpretation favouring one Party over another based on authorship will apply.

9.14	Acknowledgement

Each Party acknowledges that:

(1)    it has or had the opportunity to receive independent legal advice from its own lawyers with respect to the terms of this Agreement before its execution;

(2)    it has read this Agreement, understands it, and agrees to be bound by its terms and conditions; and

(3)    it has received a copy of this Agreement.

[remainder of page intentionally left blank]

9.15	Language

The Parties have expressly required that this Agreement, any Communication and all other contracts, documents and notices relating to this Agreement be drafted in the English language. Les parties ont expressement exige que la presente convention, la communication et tous les autres contrats, documents et avis qui y sont afferents soient rediges dans la langue anglaise.

SIGNED by the above named

/s/ [***]	/s/ Edward Hellard
Witness	EDWARD HELLARD

[***]
Print name of witness

SUNDIAL GROWERS INC.

Per:	/s/ [***]
[***]